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                                                                      EXHIBIT 12

                            COX COMMUNICATIONS, INC.

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                          YEAR ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                                                 -----------------------------------------------------------------------------------
                                                   1997       1996       1995      1994      1993            1998           1997
                                                 -----------------------------------------------------------------------------------
                                                           (DOLLARS IN MILLIONS)                            (DOLLARS IN MILLIONS)
Earnings Available for Fixed Charges:
------------------------------------
Net income (loss)                                $(136.5)   $ (51.6)    $103.8    $ 26.6    $ 77.1         $(101.9)        $(37.8)
Income tax expense (benefit)                       (53.5)      23.0       99.9      25.7      66.0           (48.2)          (9.0)
Equity in net losses of affiliated companies       404.4      170.4       79.7      43.9      28.2           141.8           81.3
Fixed charges (see below, excluding capitalized
  interest)                                        213.9      157.9      143.3      55.7      22.4            55.4           49.9
                                                 -------------------------------------------------         ----------------------
   Total                                         $ 428.3     $299.7     $426.7    $151.9    $193.7         $  47.1          $84.4
                                                 =================================================         ======================

Fixed Charges:
-------------
Interest expense                                 $ 202.1     $146.1     $132.3    $ 46.1    $ 12.9         $  53.1          $46.8
Capitalized interest                                 0.1       43.2       14.2       0.1       0.0             0.0            0.1
Interest component of rentals charged to income      8.5        5.1        4.3       2.9       2.8             2.3            1.4
Dividends on subsidiary preferred stock              3.4        6.7        6.7       6.7       6.7             0.0            1.7
                                                 -------------------------------------------------         ----------------------
   Total fixed charges including capitalized
     interest                                    $ 214.0     $201.1     $157.5    $ 55.8    $ 22.4         $  55.4          $50.0
                                                 =================================================         ======================

Ratio of Earnings to Fixed Charges                   2.0 x      1.5 x      2.7 x     2.7 x     8.7 x           0.9 x          1.7 x
                                                 =================================================         ======================

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